FOR IMMEDIATE RELEASE:


                        SERVICE CORPORATION INTERNATIONAL
                    ANNOUNCES FOURTH QUARTER 2002 RESULTS AND
                            COMMENTS ON 2003 OUTLOOK


HOUSTON, TEXAS, February 27, 2003 . . . Service Corporation International (NYSE:
SRV), the world's largest funeral and cemetery company, today announced results for the fourth quarter and full year of 2002.

GAAP RESULTS

(In millions, except per share amounts)                               FOURTH QUARTER                   FULL YEAR
                                                                  -------------------------     -------------------------
                                                                    2002            2001           2002           2001
                                                                  ---------       ---------     ---------       ---------
Total Revenues.............................................        $576.5          $630.9       $2,272.4        $2,510.3
Total Gross Profits........................................         $78.1           $94.9         $363.9          $359.4
Net Loss...................................................         $(4.2)        $(591.8)       ($231.9)        $(597.8)
Diluted Loss Per Share.....................................         $(.01)         $(2.03)         $(.79)         $(2.10)
Cash Flows from Operating Activities.......................        $100.0           $51.0         $352.2          $383.3
Cash and Cash Equivalents..................................             -               -         $200.6           $29.3
Total Debt.................................................             -               -       $1,984.8        $2,534.6

HIGHLIGHTS OF GAAP RESULTS

   - 2002 revenues and gross profits for the fourth quarter and full year were reduced by the Company's asset disposition/joint venture programs. Approximately $430 million of annualized revenues have been eliminated as a result of asset sales and joint ventures executed by the Company in the last two fiscal years.
   - 2002 revenues and gross profits for the fourth quarter and full year were positively affected by operating improvements in the Company's French operations as a result of additional and incremental products and services offered to client families and increases in burial monument sales.
   - Cash flows from operating activities increased 96% in the fourth quarter of 2002 primarily as a result of less cash interest paid, working capital improvements and significant changes positively impacting the Company's funeral and cemetery sales structure and processes in North America.
   - The Company continued to improve its balance sheet and liquidity during the fourth quarter of 2002. The Company's total debt less cash and cash equivalents decreased by approximately $77 million and $721 million for the fourth quarter and full year of 2002, respectively.

MANAGEMENT'S ANALYSIS AND NON-GAAP FINANCIAL MEASURES

The Company is reporting in this press release the operating measures earnings and diluted earnings per share for the fourth quarters and full years of 2002 and 2001 that exclude certain non-recurring items. The Company is also reporting in this press release the liquidity measures EBITDA before non-recurring items and recurring operating free cash flow for the fourth quarters and full years of 2002 and 2001. These measures should be considered non-GAAP financial measures and are provided to more clearly present the financial results that management uses to manage its funeral and cemetery businesses. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures reported in accordance with GAAP are presented in a separate section at the end of this press release. The Company has also adjusted the results of operations in 2001 to be consistent with the accounting presentation in 2002, as further detailed in the separate section at the end of this press release.

Excluding non-recurring items and including pro forma adjustments to 2001, the Company reported $3.0 million ($.01 per diluted share) and $36.8 million ($.12 per diluted share) of earnings before non-recurring items in the fourth quarters of 2002 and 2001, respectively. For the full year of 2002, the Company reported earnings before non-recurring items of $92.1 million ($.31 per diluted share) compared to $114.7 million ($.39 per diluted share) for the full year of 2001.

The Company reported EBITDA before non-recurring items of $81.5 million and $126.2 million for the fourth quarters of 2002 and 2001, respectively, and $421.7 million and $498.0 million for the full years of 2002 and 2001, respectively.

The Company's recurring operating free cash flow for the fourth quarters and full years of 2002 and 2001 were as follows.

(In millions)                                                         FOURTH QUARTER                   FULL YEAR
                                                                  -------------------------     -------------------------
                                                                   2002            2001           2002           2001
                                                                ---------       ---------      ---------       ---------
Recurring Operating Free Cash Flow.........................       $55.1            $6.1          $210.0         $170.5

For the full year of 2002, the Company reported results within its previously issued guidance range relating to North America funeral and cemetery comparable gross margin percentages and reported results that were better than previously issued guidance ranges related to net debt and recurring operating free cash flow.

COMMENTING ON THE COMPANY'S 2002 FINANCIAL RESULTS, SCI PRESIDENT AND CHIEF OPERATING OFFICER, TOM RYAN, SAID: "We are extremely pleased with the progress and changes that are occurring within SCI today. Our organization is acutely focused on teamwork, accountability and execution of the Company's initiatives, which we believe in time, will drive increased shareholder value. This focus has resulted in a healthy improvement in our cash flows for 2002, particularly in the fourth quarter of the year. While reduced payments of cash interest play a role in the improvement in our cash flows, a significant portion of these cash savings was offset by lost cash flows from businesses sold. Therefore, the preponderance of our improvement comes from cash earnings and working capital improvements within our comparable businesses. These improvements were from the continued success of our French business, the timing of cash receipts related to prearranged funeral contracts and improvements in North America receivable balances. Lastly, and perhaps most importantly, significant changes implemented by our Company's North America Sales Leadership with a focus on improving the organizational structure, processes and quality of our sales efforts had a favorable impact on our cash flows particularly in November and December of 2002.

We ended 2002 with a much improved capital structure and with approximately $170 million more in cash on hand compared to the beginning of the year. We now begin 2003 keenly focused on showing operating improvements in our funeral and cemetery businesses, which we believe coupled with our improved capital structure and strong cash flows, should result in increased shareholder value."

DETAILED OPERATING RESULTS

The following table and segment analysis summarizes the Company's comparable results for the fourth quarters and full years of 2002 and 2001. Comparable financial information excludes operations that have been acquired or constructed after January 1, 2001 and operations that have been divested or joint ventured by the Company prior to the end of 2002. Comparable financial results are meant to be reflective of the Company's "same store" results of operations.

(Dollars in millions, except funeral services
performed and average revenue per funeral service)                FOURTH QUARTER                       FULL YEAR
                                                             -------------------------         --------------------------
                                                                             PRO FORMA                          PRO FORMA
                                                               2002             2001             2002              2001
                                                             ---------       ---------         ---------        ---------
North America Funeral Revenues....................            $281.4           $279.3          $1,111.8          $1,099.8
International Funeral Revenues....................            $138.6           $120.5            $486.8            $442.6
                                                             ---------       ---------         ---------        ---------
    Funeral Revenues..............................            $420.0           $399.8          $1,598.6          $1,542.4

North America Funeral Gross Profits...............             $48.7            $64.5            $227.4            $236.7
International Funeral Gross Profits...............              $8.9             $8.0             $50.2             $39.2
                                                             ---------       ---------         ---------        ---------
    Funeral Gross Profits.........................             $57.6            $72.5            $277.6            $275.9

North America Funeral Services Performed..........            68,307           68,967           272,792           274,684
France Funeral Services Performed.................            34,185           33,871           134,216           134,840
North America Average Revenue Per Funeral
    Service.......................................            $4,063           $4,012            $4,042            $3,976
France Average Revenue Per Funeral Service,
    Excluding Currency Effect.....................            $2,241           $2,161            $2,214            $2,123

North America Cemetery Revenues...................            $146.3           $155.1            $602.4            $590.1
International Cemetery Revenues...................              $7.2            $11.9             $27.8             $49.9
                                                             ---------       ---------         ---------        ---------
    Cemetery Revenues.............................            $153.5           $167.0            $630.2            $640.0

North America Cemetery Gross Profits..............             $18.4            $22.5             $77.4             $90.0
International Cemetery Gross Profits..............              $1.7             $2.5              $4.7             $12.4
                                                             ---------       ---------         ---------        ---------
    Cemetery Gross Profits........................             $20.1            $25.0             $82.1            $102.4

Funeral Segment Analysis -- Fourth Quarter 2002

   - The increase in North America funeral revenues quarter over quarter was a result of a 1.3% increase in the average revenue per funeral service, partially offset by a .9% decrease in funeral services performed. The average revenue per funeral service in North America continues to be positively impacted by the Company's Dignity Memorial(R) packaged funeral plans.
   - The North America funeral gross margin was 17.3% versus 23.1% in the prior year quarter. This gross margin comparison was affected by higher full-time personnel costs and funeral trust administration costs in the fourth quarter of 2002. Also affecting this gross margin comparison were reductions in the allowance for doubtful accounts in both the fourth quarter of 2002 and 2001 and higher levels of net general agency insurance commissions in the fourth quarter of 2001.
   - North America funeral locations had a cremation rate of 38.7% compared to 37.3% in the prior year quarter. The increase in the cremation rate continues to weigh against the Company's initiatives to grow comparable funeral revenues, as the average revenue for a cremation is substantially less than the average revenue for a traditional funeral service.

   - In North America, 32.0% of funeral services performed were previously prearranged compared to 30.5% in the prior year quarter. Revenues from the performance of prearranged funeral contracts had an average revenue per funeral service of approximately 7.9% less than the Company's average revenue per funeral service from atneed funeral contracts.
   - The increase in international funeral revenues was driven by a 16.6% increase in France's funeral revenues. Excluding the favorable effect of currency, France's funeral revenues increased 4.3% as a result of additional and incremental products and services offered to client families, increases in the average revenue per funeral service, and increases in the delivery and average revenue for burial monuments.

Cemetery Segment Analysis -- Fourth Quarter 2002

   - North America cemetery revenues decreased quarter over quarter as a result of the following:
            - Decreases in cemetery trust income related to financial market conditions.
            - Decreases in cemetery property sales primarily related to a decrease in the completion of cemetery property development projects and the cancellation of one large cemetery property contract.
            - Reduction in levels of revenues recognized related to changes in estimates of deferred preneed cemetery contract revenues.
            -     Partially offset by increases in cemetery merchandise sales.
   - The North America cemetery gross margin was 12.6% versus 14.5% in the prior year quarter as a result of the following:
            - Reduction in levels of revenues and gross profits recognized related to changes in estimates of deferred preneed cemetery contract revenues. These revenues had very high gross margin percentages.
            -     A change in mix of revenues towards cemetery property sales.
            - Partially offset by reductions in selling and commission costs as a result of significant changes to the Company's sales structure and processes.
   - International cemetery revenues and gross profits decreased primarily as a result of unfavorable currency effects in South America in the fourth quarter of 2002 compared to the fourth quarter of 2001.

Other Costs and Expenses

The Company has three components of overhead costs in North America: general and administrative expenses, home office overhead and field overhead. Home office and field overhead costs are allocated to funeral and cemetery operations in North America while general and administrative expenses are disclosed in a separate line item of the income statement. For the full year of 2002, general and administrative expenses included approximately $13.5 million of accelerated non-cash amortization expense for existing capitalized system costs as a result of the Company's decision to implement new information systems. In the fourth quarter of 2002, general and administrative expenses included $4.6 million of this accelerated non-cash amortization expense described above. The full year and fourth quarter of 2001 did not include any such accelerated non-cash amortization expense. Excluding this accelerated non-cash amortization expense, the sum of all three overhead components described above increased by $4.7 million and $12.8 million for the full year and fourth quarter of 2002, respectively. Increases in the Company's overhead during 2002 resulted from costs incurred related to the Company's system implementation projects, changes in the Company's general reserve for litigation matters and increases in professional fees.

The Company recognized $24.5 million of Impairment losses and other operating expenses of a non-recurring nature during the fourth quarter of 2002 and $289.1 million for the full year of 2002. Included in the $24.5 million recognized in the fourth quarter of 2002 is a previously announced charge of $21.2 million as a result of the final settlement of certain options associated with the Company's senior notes due 2020 (putable in 2003). The remaining components of the $24.5 million primarily relate to net amounts associated with the Company's ongoing programs to dispose of certain North American operating assets.

2003 OUTLOOK

The following outlook for 2003 provided by the Company contains amounts and statements that are forward-looking in nature. These forward-looking amounts and statements are resulting from the Company's current plans, estimates, strategies and beliefs and should not be considered historical facts. These statements may be accompanied by words such as "believe", "estimate", "project", "expect", "may", "anticipate", "forecast", "predict" and words of similar meaning in relation to a discussion by the Company of future operating or financial performance. Actual reported results could differ materially from these forward-looking amounts and statements. See the Cautionary Statement on Forward-Looking Statements in a separate section of this press release for further discussion of amounts and statements made in this press release that are not historical facts.

The Company's 2003 outlook contains only operating and liquidity measures that are calculated in accordance with GAAP. The Company's results to be reported publicly in the future will primarily contain financial results that are GAAP figures. The Company will continue to report results from comparable or "same store" North America funeral and cemetery operations.

COMMENTING ON THE COMPANY'S 2003 OUTLOOK, SCI PRESIDENT AND CHIEF OPERATING OFFICER, TOM RYAN, SAID:
"Our 2003 outlook projects strong cash flows and further improvements in our capital structure compared to 2002. Generally, we view 2003 as a critical year to shift our focus away from managing our capital structure towards running and improving our funeral and cemetery businesses.

As announced last quarter, we have completed the analysis of our funeral and cemetery sales structure and processes to improve our business model. Actions have been taken as a result of this analysis which may negatively affect our reported GAAP revenues and gross profits in 2003 compared to 2002. However, we ultimately believe we are shifting our North America funeral and cemetery businesses to a much higher quality and more predictable cash earnings model that will be the foundation on which we can grow our revenues and earnings. Particularly in our North America cemetery segment, we believe we are trading a significant amount of GAAP reported non-cash earnings for higher quality cash earnings projected in 2003.

We are also examining other opportunities to improve and grow our North America funeral and cemetery operations primarily using our strong and predictable cash flows from operations. These potential growth opportunities could include acquisitions of high-quality funeral homes and cemeteries in large or strategic North America markets, additional construction of funeral homes on Company-owned cemeteries and the construction of high-end cemetery property development projects."

Due to the uncertain timing of the Company's expectation to joint venture its French operations during 2003, the Company's 2003 outlook includes its French operating results for the full year of 2003. If the Company executes such a transaction during 2003, the Company's 2003 outlook would be affected accordingly. The Company's French operations are projected to have gross profits of approximately $55 - $65 million, cash flows from operating activities of approximately $40 - $50 million and capital expenditures of approximately $15 - $20 million.

Due to the uncertainty surrounding the possibility or timing of certain events during 2003, the Company's 2003 outlook does not contain earnings per share guidance calculated in accordance with GAAP. Events which the Company believes could possibly occur during 2003 and could have an effect on the Company's 2003 earnings per share include, among others, the following:

    - The possibility of the completion of a joint venture transaction with the Company's French operations.

    - The possibility of gains or losses related to the Company disposing of funeral homes, cemeteries or undeveloped cemetery property associated with previously announced asset disposition programs or in the normal course of its business.
    -    The possibility of gains or losses from early extinguishments of debt.
    - The possibility of the recognition of a cumulative effect of an accounting change from the adoption of newly required accounting pronouncements.
    - The possibility of the recognition of costs associated with settlements of litigation to which the Company is currently a party.

2003 FULL YEAR FORECASTED GAAP MEASURES
(In millions)

OPERATING MEASURES
                                                                      2003 FULL YEAR FORECAST
                                                                 ---------------------------------
North America Comparable Operations
    Funeral Revenues..........................................            $1,090 - $1,150
    Cemetery Revenues.........................................              $500 - $550
    Funeral Gross Margin Percentage...........................               18% - 22%
    Cemetery Gross Margin Percentage..........................                9% - 13%
International Operations
    Revenues..................................................              $500 - $550
    Gross Margin Percentage...................................               10% - 14%
General and Administrative Expenses...........................               $75 - $85
Interest Expense..............................................              $140 - $155
Other Income..................................................               $10 - $20
Consolidated Effective Tax Rate...............................               36% - 38%

LIQUIDITY MEASURES

Depreciation and Amortization.................................              $145 - $165
Cash Flows From Operating Activities..........................              $350 - $400
Capital Expenditures..........................................              $110 - $130


The following qualitative commentary describes the Company's assumptions, estimates and beliefs supporting its 2003 outlook.

Operating Measures

    - The Company's 2003 outlook for North America comparable funeral revenues assumes an equivalent amount to slightly fewer funeral services performed offset by projected increases in the average revenue per funeral service compared to 2002 levels. The North America comparable funeral gross margin percentage should be positively impacted in 2003 by reductions in costs related to changes in the Company's sales structure and processes. This positive impact will be somewhat offset by increased personnel (including pension) and insurance costs.
    - The Company's 2003 outlook for North America comparable cemetery revenues is projected to be below 2002 levels resulting from more normalized levels of completion of cemetery property development projects in 2003 compared to 2002 as well as from projected reductions in revenues resulting from changes in the Company's sales structure and processes. The North America comparable cemetery gross margin percentage should be flat to slightly down in 2003 as a result of the lower projected cemetery revenues as well as from higher expected cemetery maintenance costs. These negative impacts should be partially offset by cash savings resulting from the changes in the Company's sales structure and processes described earlier.
    - Revenues and the gross margin percentage from international operations are expected to be flat to above 2002 levels primarily related to a projected improvement in operating performance in 2003 from the Company's French operations. In addition to projected operating improvement, the Company's French operations will not incur depreciation expense in 2003 in anticipation of the completion of the joint venture of such operations in 2003. Approximately $8.9 million of depreciation expense was recognized in 2002 related to the Company's French operations. Significant movements in foreign currency, particularly the Euro, could affect these projected results from the Company's international operations.
    - General and administrative expenses in 2003 are projected to be below 2002 levels. This projection includes approximately $4 million of new expenses anticipated in 2003 resulting from the Company's decision to utilize a new long-term incentive compensation program, which will recognize expenses currently as compared to the utilization of stock options in previous periods. As in 2002, the Company will incur in 2003 approximately $13.5 million of accelerated non-cash amortization expense related to existing capitalized system costs as a result of the Company's decision to implement new information systems.
    - Interest expense is projected to be lower in 2003 compared to 2002 levels as the Company believes it will continue to reduce its debt levels.
    - Other income in 2003 is projected to primarily consist of interest income and income from the Company's cash override agreement with a third party insurance company that funds prearranged funeral contracts for consumers.
    - The Company's consolidated effective tax rate is projected to increase to approximately 37% in 2003 primarily related to the utilization in previous years of the Company's net operating loss carry-forwards related to its French operations.

Liquidity Measures

    - As stated earlier, the Company's 2003 outlook for depreciation and amortization assumes no depreciation expense related to the Company's French operations in anticipation by the Company of the completion of the joint venture of such operations in 2003. Approximately $8.9 million of depreciation expense was recognized in 2002 related to the Company's French operations. Amortization expense of approximately $40 million is included in the Company's 2003 outlook related to preneed cemetery deferred selling costs in North America. Prior to 2003, these deferred preneed cemetery selling costs were not classified as amortization expense.
    - Cash flows from operating activities in 2003 is expected to be above 2002 levels. Approximately $85 - $95 million of net non-recurring sources of cash flows, primarily related to an expected cash tax refund, is projected to be included in cash flows from operating activities during 2003. In 2002, the Company had net non-recurring sources of cash flows of $82.1 million included in cash flows from operating activities. The Company also does not expect to pay U.S. federal income taxes for the next several years due to tax loss carry-forwards.
    - Capital expenditures are projected to be slightly higher in 2003 as the Company expects to invest more growth capital into projects that are expected to increase future revenues. Of the Company's total projected capital expenditures in 2003 of $110 - $130 million, the Company expects to spend approximately $75 - $85 million in capital expenditures deemed reasonably necessary to maintain the Company's funeral homes, cemeteries, crematoria and other facilities in a condition consistent with Company standards.

CONFERENCE CALL

The Company will host a conference call this morning (Thursday, February 27, 2003) at 10:00 a.m. Central time. A question and answer session will follow a brief presentation made by the Company. The conference call dial-in number is
(913) 981-5571. The conference call will also be broadcast live via the Internet at http://www.firstcallevents.com/service/ajwz373072931GF12.html. After the completion of the live conference call today, a replay can be accessed at (719) 457-0820 with the confirmation code of 531699 through March 13, 2003.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "may", "anticipate", "forecast", "predict" and words of similar meaning that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many important factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results of the Company to differ materially from those in forward-looking statements include, among others, the following:

1) Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect the Company, particularly, but not limited to, levels of interest expense and negative currency translation effects.
2) Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
3) The Company's ability to successfully implement its strategic plan as defined in the Company's Form 10-K for the year ended December 31, 2001, including:
         - the interest of third parties to enter into and consummate alliances and joint ventures with the Company, including with respect to its operations in France,
         -   the continuation of cost reduction initiatives,
         -   the continuation of actions to improve cash flows,
         - the continuation of debt reduction initiatives, including the sale of certain funeral and cemetery operations,
         - the implementation of strategic revenue and marketing initiatives resulting in increased volume through its existing facilities, and
         -   the continuation of operating improvements in France.
4) The Company's ability to successfully implement its plan to reduce costs and increase cash flows associated with significant changes being made to the Company's organizational structure, process and quality of its sales efforts.
5) Changes in consumer demand and/or pricing for the Company's products and services caused by several factors, such as changes in local number of deaths, cremation rates, competitive pressures and local economic conditions.
6) Changes in domestic and international political and/or regulatory environments in which the Company operates, including potential changes in tax and accounting policies.
7) The Company's ability to successfully access at a reasonable cost surety and insurance markets.
8) The Company's ability to successfully exploit its substantial purchasing power with certain of the Company's vendors.
9) The outcomes of pending lawsuits against the Company involving alleged violations of securities laws.
10) The outcomes of pending lawsuits in Florida involving certain cemetery locations, including the possibility of criminal charges or other civil claims being filed against the Company, its subsidiaries or its employees.

For further information on these and other risks and uncertainties, see the Company's Securities and Exchange Commission filings, including the Company's 2001 Annual Report on Form 10-K. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise. The Company's results for the fourth quarter and full year of 2002 are subject to the completion of the Company's audit and the filing of the Company's 2002 Annual Report on Form 10-K.

Service Corporation International (NYSE: SRV), headquartered in Houston, Texas, is the world's largest funeral and cemetery company. The Company has an extensive nationwide network of providers, including 2,393 funeral service locations, 451 cemeteries and 189 crematoria providing funeral and cemetery services in 8 countries as of December 31, 2002. For more information about Service Corporation International, please visit our website at www.sci-corp.com


For additional information contact:

Investors:   Debbie Young -- Director of Investor Relations       (713) 525-9088

Media:       Terry Hemeyer -- Managing Director / Corporate
                              Communications                      (713) 525-5497

                        SERVICE CORPORATION INTERNATIONAL
                      CONSOLIDATED STATEMENT OF OPERATIONS


(In thousands, except per share amounts)                                    FOURTH QUARTER                       FULL YEAR
                                                                    ------------------------------     -----------------------------
                                                                        2002             2001*             2002             2001*
                                                                    ------------      ------------     ------------     ------------
Revenues:
     Funeral...................................................      $ 422,695        $ 452,177        $1,635,395       $1,821,430
     Cemetery..................................................        153,834          178,700           637,028          688,913
                                                                    ------------      ------------     ------------     ------------
                                                                       576,529          630,877         2,272,423        2,510,343
Gross Profit:
     Funeral...................................................         57,615           70,873           279,568          265,163
     Cemetery..................................................         20,454           24,036            84,347           94,223
                                                                    ------------      ------------     ------------     ------------
                                                                        78,069           94,909           363,915          359,386
                                                                    ------------      ------------     ------------     ------------
General and administrative expenses............................        (31,937)         (16,858)          (89,752)         (70,309)
Impairment losses and other operating expenses.................        (24,544)        (586,716)         (289,054)        (644,147)
                                                                    ------------      ------------     ------------     ------------
     Operating income (loss)...................................         21,588         (508,665)          (14,891)        (355,070)
                                                                    ------------      ------------     ------------     ------------
Interest expense...............................................        (38,481)         (47,236)         (161,494)        (211,626)
Other (expense) income.........................................           (150)           2,396            19,021           15,044
Gains from dispositions........................................          8,532            4,681            16,401           16,224
                                                                    ------------      ------------     ------------     ------------
     Loss from continuing operations before income taxes,
          extraordinary items and cumulative effects of
          accounting changes...................................         (8,511)        (548,824)         (140,963)        (535,428)
Income tax benefit (expense)...................................          2,124          (44,648)           39,740          (61,199)
                                                                    ------------      ------------     ------------     ------------
     Loss from continuing operations before extraordinary
          items and cumulative effects of accounting changes...         (6,387)        (593,472)         (101,223)        (596,627)
Income from discontinued operations (net of income tax
     expense of $936)..........................................              -            1,701                 -            1,701
Extraordinary gains on early extinguishments of debt
     (net of income tax expense of $1,310, $9, $2,880
     and $3,024, respectively).................................          2,172               14             4,903            4,731
Cumulative effects of accounting changes (net of income
     tax benefit of $11,234 and $5,318, respectively)..........              -                -          (135,560)          (7,601)
                                                                    ------------      ------------     ------------     ------------
     Net loss..................................................       $ (4,215)      $ (591,757)       $ (231,880)      $ (597,796)
                                                                    ============      ============     ============     ============
Basic and diluted income (loss) per share:
     Loss from continuing operations before extraordinary
          items and cumulative effects of accounting changes...       $   (.02)        $  (2.03)         $   (.34)        $  (2.09)
     Income from discontinued operations.......................              -              .00                 -              .00
     Extraordinary gains on early extinguishments of debt......            .01              .00               .01              .02
     Cumulative effects of accounting changes..................              -                -              (.46)            (.03)
                                                                    ------------      ------------     ------------     ------------
     Net loss..................................................       $   (.01)        $  (2.03)         $   (.79)        $  (2.10)
                                                                    ============      ============     ============     ============
Basic and diluted weighted average number of shares............        296,457          291,760           294,533          285,127
                                                                    ============      ============     ============     ============


*Operating results for 2001 have been reclassified to recognize, as part of funeral operations instead of cemetery operations, those revenues associated with delivered caskets previously prearranged on cemetery contracts.

                        SERVICE CORPORATION INTERNATIONAL
                           CONSOLIDATED BALANCE SHEET




                                                                                                    DECEMBER 31,
(In thousands, except share and per share amounts)                                            2002              2001
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
     Cash and cash equivalents......................................................  $      200,625     $       29,292
     Receivables, net of allowances.................................................         291,765            386,479
     Inventories....................................................................         135,529            168,975
     Other .........................................................................         126,980            245,207
                                                                                      ---------------    -------------
       Total current assets.........................................................         754,899            829,953
                                                                                      ---------------    --------------

Prearranged funeral contracts ......................................................       4,273,790          4,109,195
Long-term receivables, net of allowances ...........................................       1,156,458          1,249,492
Cemetery property, at cost..........................................................       1,567,584          1,924,773
Property, plant and equipment, at cost (net)........................................       1,188,340          1,357,410
Deferred charges and other assets...................................................         598,536            699,805
Goodwill (net)......................................................................       1,184,178          1,409,309
                                                                                      ---------------    --------------
                                                                                      $   10,723,785     $   11,579,937
                                                                                      ===============    ==============
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued liabilities.......................................  $      361,910     $      484,150
     Current maturities of long-term debt...........................................         100,330            220,640
     Income taxes ..................................................................           2,043              5,812
                                                                                      ---------------    --------------
       Total current liabilities....................................................         464,283            710,602
                                                                                      ---------------    --------------

Long-term debt......................................................................       1,884,508          2,313,973
Deferred prearranged funeral contract revenues .....................................       4,659,994          4,596,116
Deferred preneed cemetery contract revenues.........................................       1,672,661          1,756,041
Deferred income taxes...............................................................         522,453            546,747
Other liabilities ..................................................................         216,115            223,597
Stockholders' equity:
     Common stock, $1 per share par value, 500,000,000 shares authorized,
            297,010,237 and 292,153,765, issued and outstanding
            (net of 2,516,396 and 2,502,190 treasury shares, at par)................         297,010            292,154
     Capital in excess of par value.................................................       2,259,936          2,246,055
     Accumulated deficit............................................................      (1,046,029)          (814,149)
     Accumulated other comprehensive loss...........................................        (207,146)          (291,199)
                                                                                      ---------------    --------------
        Total stockholders' equity..................................................       1,303,771          1,432,861
                                                                                      ---------------    --------------
                                                                                      $   10,723,785     $   11,579,937
                                                                                      ===============    ==============

                        SERVICE CORPORATION INTERNATIONAL
                      CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)                                                                                          FULL YEAR
                                                                                              ------------------------------
                                                                                                  2002              2001
                                                                                              ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..................................................................................     $(231,880)        $(597,796)
Adjustments to reconcile net loss to net cash provided by operating activities:
    Income from discontinued operations, net of taxes.....................................             -            (1,701)
    Extraordinary gains on early extinguishments of debt, net of taxes....................        (4,903)           (4,731)
    Cumulative effects of accounting changes, net of taxes................................       135,560             7,601
    Depreciation and amortization.........................................................       128,546           193,937
    Provision for deferred income taxes...................................................       104,345            72,695
    Impairment losses and other operating expenses........................................       289,054           644,147
    Payments on restructuring and non-recurring charges...................................       (12,806)          (22,794)
    Gains from dispositions...............................................................       (16,401)          (16,224)
    Changes in assets and liabilities, net of effects from acquisitions and dispositions:
        Decrease in receivables...........................................................        27,972            50,360
        Decrease in other assets..........................................................        88,587           100,516
        Decrease in payables and other liabilities........................................      (178,126)         (106,409)
        Other.............................................................................         2,619            17,755
    Net effect of prearranged funeral production and maturities...........................        19,605            45,979
                                                                                              ------------      ------------
Net cash provided by operating activities.................................................       352,172           383,335

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures..................................................................      (100,045)          (74,164)
    Proceeds from divestitures and sales of property and equipment........................        76,292           126,792
    Proceeds from joint ventures and sales of equity investments, net of cash retained....       291,795           285,688
    Net withdrawals (deposits) of restricted funds........................................        58,035           (12,874)
    Other.................................................................................           848               (32)
                                                                                              ------------      ------------
Net cash provided by investing activities.................................................       326,925           325,410

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net decrease in borrowings under credit agreements....................................       (29,061)         (734,186)
    Proceeds from long-term debt issued...................................................             -           345,000
    Payments of debt......................................................................       (75,857)         (166,262)
    Early extinguishments of debt.........................................................      (307,232)         (155,545)
    Settlement of options.................................................................       (57,000)                -
    Bank overdrafts and other.............................................................       (36,332)          (16,445)
                                                                                              ------------      ------------
Net cash used in financing activities.....................................................      (505,482)         (727,438)
Effect of foreign currency................................................................        (2,282)               76
                                                                                              ------------      ------------
Net increase (decrease) in cash and cash equivalents......................................       171,333           (18,617)
Cash and cash equivalents at beginning of period..........................................        29,292            47,909
                                                                                              ------------      ------------
Cash and cash equivalents at end of period................................................      $200,625           $29,292
                                                                                              ============      ============

         RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES TO GAAP MEASURES

The Company is reporting in this press release the operating measures earnings and diluted earnings per share for the fourth quarters and full years of 2002 and 2001 that exclude certain non-recurring items. The Company is also reporting in this press release the liquidity measures EBITDA before non-recurring items and recurring operating free cash flow for the fourth quarters and full years of 2002 and 2001. These figures should be considered non-GAAP financial measures and are provided to more clearly present the financial results that management uses to manage its funeral and cemetery businesses. The Company has also adjusted the results of operations in 2001 to be consistent with the accounting presentation in 2002.

In 2002 and 2001, non-recurring items excluded from GAAP measures to create certain non-GAAP financial measures included in this press release consist of charges included in the line item, Impairment losses and other operating expenses, related to sales of businesses or joint venture transactions, severance costs, market adjustments to certain derivative financial instruments and the termination of certain contractual agreements; Gains from dispositions; Extraordinary gains and losses on early extinguishments of debt; and Cumulative effects of accounting changes. The cumulative effect of accounting changes primarily relate to the adoption in 2002 of SFAS No. 142, "Goodwill and Other Intangible Assets". This standard requires goodwill to no longer be amortized but instead tested for impairment annually. As a result of the adoption of SFAS No. 142, the Company recognized a charge in the first quarter of 2002 reflected as a cumulative effect of accounting change of $146.8 million on a pretax basis and $135.6 million on an after tax basis.

The operating results for the fourth quarter and full year of 2001 are also presented in this press release in a pro forma format as if certain changes made in 2002 were implemented on January 1, 2001 to provide a more relevant comparison to the 2002 results. Such changes include (1) discontinuing amortization of goodwill pursuant to new accounting standards, (2) changing the amortization period related to deferred prearranged funeral obtaining costs from 20 to 12 years, (3) revising its estimated allocation of overhead costs between the funeral and cemetery segments, (4) recognizing as part of funeral operations instead of cemetery operations, those revenues associated with delivered caskets previously prearranged on cemetery contracts, and (5) discontinuing the depreciation of certain operating assets held for sale in 2002.

The following two tables reconcile the non-GAAP financial measures earnings before non-recurring items and diluted EPS before non-recurring items to net loss and diluted loss per share calculated under GAAP.

(In millions)                                                                       FOURTH QUARTER                  FULL YEAR
                                                                               -------------------------     -----------------------
                                                                                  2002           2001           2002          2001
                                                                               ----------     ----------     ----------   ----------
Earnings before non-recurring items......................................       $  3.0         $ 36.8         $ 92.1       $ 114.7
Adjust for 2001 pro forma items (after tax):
     Goodwill amortization...............................................             -         (13.9)              -        (47.4)
     Amortization of deferred prearranged funeral obtaining costs........             -           1.0               -          3.6
     Depreciation expense related to operations held for sale in 2002....             -          (1.9)              -        (14.5)

Adjust for 2002 and 2001 non-recurring items (after tax):
     Gains from dispositions, impairment losses and other operating
          expenses.......................................................         (9.4)        (615.5)        (193.3)       (653.0)
     Income from discontinued operations.................................            -            1.7              -           1.7
     Extraordinary gains on early extinguishments of debt................          2.2              -            4.9           4.7
     Cumulative effects of accounting changes............................            -              -         (135.6)         (7.6)
                                                                               ----------     ----------     ----------   ----------
Net loss.................................................................       $ (4.2)       $(591.8)       $(231.9)      $(597.8)
                                                                               ==========     ==========     ==========   ==========

(In millions)                                                                        FOURTH QUARTER                  FULL YEAR
                                                                               -------------------------     -----------------------
                                                                                  2002           2001           2002          2001
                                                                               ----------     ----------     ----------   ----------
Diluted EPS before non-recurring items...................................        $ .01          $ .12         $  .31         $ .39
Adjust for 2001 pro forma items (after tax):
     Goodwill amortization...............................................            -           (.05)             -          (.17)
     Amortization of deferred prearranged funeral obtaining costs........            -            .00              -           .01
     Depreciation expense related to operations held for sale in 2002....            -           (.01)             -          (.05)
     Effect of dilution..................................................            -            .01              -           .01
Adjust for 2002 and 2001 non-recurring items (after tax):
     Gains from dispositions, impairment losses and other operating
          expenses.......................................................         (.03)         (2.10)          (.67)        (2.28)
     Income from discontinued operations.................................            -            .00              -           .00
     Extraordinary gains on early extinguishments of debt................          .01              -            .01           .02
     Cumulative effects of accounting changes............................            -              -           (.46)         (.03)
                                                                               ----------     ----------     ----------   ----------
Diluted loss per share...................................................       $ (.01)        $(2.03)        $ (.79)       $(2.10)
                                                                               ==========     ==========     ==========   ==========

The Company calculates the non-GAAP financial measure EBITDA before non-recurring items by adding interest, tax, depreciation and amortization expenses back to earnings before non-recurring items and then deducting gains from dispositions. The following table reconciles EBITDA before non-recurring items to operating income (loss) calculated under GAAP.

(In millions)                                                                FOURTH QUARTER                      FULL YEAR
                                                                         -------------------------        -------------------------
                                                                            2002            2001             2002            2001
                                                                         ----------     ----------        ----------     ----------
EBITDA before non-recurring items................................         $  81.5         $ 126.2          $ 421.7         $ 498.0
Less:  Depreciation and amortization.............................           (35.5)          (45.8)          (128.5)         (193.9)
           Impairment losses and other operating expense.........           (24.5)         (586.7)          (289.1)         (644.1)
           Other expense (income)................................             0.1            (2.4)           (19.0)          (15.1)
                                                                         ----------     ----------        ----------     ----------
    Operating income (loss)......................................         $  21.6        $ (508.7)         $ (14.9)       $ (355.1)
                                                                         ==========     ==========        ==========     ==========


The Company calculates the non-GAAP financial measure recurring operating free cash flow by adjusting cash flows from operating activities to exclude (i) cash payments associated with the Company's restructuring and non-recurring charges and (ii) other cash receipts or payments (included in cash flows from operating activities) which are of a non-recurring operational nature and then subtracting maintenance capital expenditures. The Company defines maintenance capital expenditures as capital expenditures considered reasonably necessary to maintain the Company's funeral homes, cemeteries, crematoria and other facilities in a condition consistent with Company standards. The following table reconciles recurring operating free cash flow to cash flows from operating activities calculated under GAAP.

(In millions)                                                                FOURTH QUARTER                      FULL YEAR
                                                                         --------------------------        -------------------------
                                                                            2002             2001             2002            2001
                                                                         ----------      ----------        ----------     ----------
Recurring operating free cash flow...............................         $  55.1         $   6.1           $ 210.0        $ 170.5
Add back:  Net non-recurring items...............................            11.7            29.0              54.9          161.5
                                                                         ----------      ----------        ----------     ----------
Total operating free cash flow...................................            66.8            35.1             264.9          332.0
Add back:  Capital expenditures..................................            38.0            19.8             100.1           74.1
Less:  Payments on restructuring charges.........................            (4.8)           (3.9)            (12.8)         (22.8)
                                                                         ----------      ----------        ----------     ----------
Cash flows from operating activities.............................         $ 100.0         $  51.0           $ 352.2        $ 383.3
                                                                         ==========      ==========        ==========     ==========